                                                                               .
                                                                               .
                                                                               .
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                    Page Reference
                                                                                                   in Annual Report
                                                                                                     on Form 10-K
                                                                                                  ------------------
Report of Independent Public Accountants - PricewaterhouseCoopers LLP                                      F-2

Report of Independent Public Accountants - Arthur Andersen, LLP                                            F-3

Consolidated Balance Sheets as of December 31, 2002 and 2001                                               F-4

Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001, and 2000                F-5

Consolidated Statements of Partners' Equity for the Years Ended December 31, 2002, 2001, and 2000          F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001, and 2000                F-7

Notes to Consolidated Financial Statements                                                                 F-8

                           PRICEWATERHOUSECOOPERS LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners and the Management Committee of the Midland Cogeneration Venture Limited Partnership:

In our opinion, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, partners' equity and cash flows present fairly, in all material respects, the financial position of the Midland Cogeneration Venture Limited Partnership (a Michigan limited partnership) and subsidiaries (MCV) at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of MCV's Management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of MCV as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 18, 2002.

As explained in Note 2 to the financial statements, effective April 1, 2002, Midland Cogeneration Venture Limited Partnership changed its method of accounting for derivative and hedging activities in accordance with Derivative Implementation Group ("DIG") Issue C-16.


                                                      PricewaterhouseCoopers LLP



    Detroit, Michigan,
    January 17, 2003

     THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT BY ARTHUR ANDERSEN LLP (ANDERSEN). THIS REPORT HAS NOT BEEN REISSUED BY ANDERSEN, AND
    ANDERSEN DID CONSENT TO THE INCLUSION OF THIS REPORT INTO THIS FORM 10-K.

                               ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners and the Management Committee of the Midland Cogeneration Venture Limited Partnership:

We have audited the accompanying consolidated balance sheets of the MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP (a Michigan limited partnership) and subsidiaries (MCV) as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of MCV's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Midland Cogeneration Venture Limited Partnership and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective January 1, 2001, Midland Cogeneration Venture Limited Partnership changed its method of accounting related to derivatives and hedging activities.


                                                             Arthur Andersen LLP

     Detroit, Michigan
     January 18, 2002

                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
                 CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,
                                 (In Thousands)

ASSETS                                                                                      2002                2001
------                                                                                  -------------       -------------
CURRENT ASSETS:
  Cash and cash equivalents                                                             $    160,425        $    140,630
  Restricted cash and cash equivalents                                                            --                 787
  Accounts and notes receivable - related parties                                             48,448             108,780
  Accounts receivable                                                                         32,479              20,490
  Gas inventory                                                                               19,566              19,699
  Unamortized property taxes                                                                  18,355              16,625
  Derivative assets (Note 2)                                                                  73,819                  --
  Broker margin accounts and prepaid expenses                                                  3,323              34,372
                                                                                        -------------       -------------

    Total current assets                                                                     356,415             341,383
                                                                                        -------------       -------------

PROPERTY, PLANT AND EQUIPMENT
  Property, plant and equipment                                                            2,449,148           2,439,541
  Pipeline                                                                                    21,432              21,398
                                                                                        -------------       -------------

    Total property, plant and equipment                                                    2,470,580           2,460,939

  Accumulated depreciation                                                                  (920,614)           (851,539)
                                                                                        -------------       -------------

    Net property, plant and equipment                                                      1,549,966           1,609,400
                                                                                        -------------       -------------

OTHER ASSETS:
  Restricted investment securities held-to-maturity                                          138,701             141,467
  Derivative assets non-current (Note 2)                                                      31,037
  Deferred financing costs, net of accumulated amortization
    of $15,930 and $14,463, respectively                                                       9,035              10,502
  Prepaid gas costs, materials and supplies                                                   12,919              14,295
                                                                                        -------------       -------------

    Total other assets                                                                       191,692             166,264
                                                                                        -------------       -------------
TOTAL ASSETS                                                                            $  2,098,073        $  2,117,047
                                                                                        =============       =============

LIABILITIES AND PARTNERS' EQUITY
--------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                              $     58,080        $     73,596
  Interest payable                                                                            56,386              60,334
  Current portion of long-term debt                                                           93,928             186,173
                                                                                        -------------       -------------

    Total current liabilities                                                                208,394             320,103
                                                                                        -------------       -------------

NON-CURRENT LIABILITIES:
  Long-term debt                                                                           1,153,221           1,243,060
  Other                                                                                        2,148               2,172
                                                                                        -------------       -------------

    Total non-current liabilities                                                          1,155,369           1,245,232
                                                                                        -------------       -------------

COMMITMENTS AND CONTINGENCIES

TOTAL LIABILITIES                                                                          1,363,763           1,565,335
                                                                                        -------------       -------------

PARTNERS' EQUITY                                                                             734,310             551,712
                                                                                        -------------       -------------
TOTAL LIABILITIES AND PARTNERS' EQUITY                                                  $  2,098,073        $  2,117,047
                                                                                        =============       =============

        The accompanying notes are an integral part of these statements.

                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
     CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
                                 (In Thousands)

                                                                       2002               2001               2000
                                                                   --------------     -------------      -------------
OPERATING REVENUES:
  Capacity                                                         $     404,713      $    409,633       $    410,938
  Electric                                                               177,569           184,707            177,989
  Steam and other                                                         14,537            16,473             15,620
                                                                   --------------     -------------      -------------

    Total operating revenues                                             596,819           610,813            604,547
                                                                   --------------     -------------      -------------

OPERATING EXPENSES:
  Fuel costs (Note 2)                                                    255,142           288,167            232,127
  Depreciation                                                            88,963            92,176             93,916
  Operations                                                              16,642            16,082             15,117
  Maintenance                                                             12,666            13,739             13,907
  Property and single business taxes                                      27,087            26,410             26,860
  Administrative, selling and general                                      8,195            16,404              9,807
                                                                   --------------     -------------      -------------

    Total operating expenses                                             408,695           452,978            391,734
                                                                   --------------     -------------      -------------

OPERATING INCOME                                                         188,124           157,835            212,813
                                                                   --------------     -------------      -------------

OTHER INCOME (EXPENSE):
  Interest and other income                                                5,555            16,725             24,211
  Interest expense                                                      (119,783)         (126,296)          (146,903)
                                                                   --------------     -------------      -------------

    Total other income (expense), net                                   (114,228)         (109,571)          (122,692)
                                                                   --------------     -------------      -------------

NET INCOME BEFORE CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                                             73,896            48,264             90,121

Cumulative effect of change in method of
  accounting for derivative option contracts
  (to April 1, 2002)  (Note 2)                                            58,131                --                 --
                                                                   --------------     -------------      -------------

NET INCOME                                                         $     132,027      $     48,264       $     90,121
                                                                   ==============     =============      =============


        The accompanying notes are an integral part of these statements.

                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY FOR THE YEARS ENDED DECEMBER 31,
                                 (In Thousands)


                                                                         General           Limited
                                                                         Partners         Partners          Total
                                                                       -------------    -------------    -------------

BALANCE, DECEMBER 31, 1999                                             $    369,638     $     67,979     $    437,617

     Net income                                                              78,462           11,659           90,121
                                                                       -------------    -------------    -------------

BALANCE, DECEMBER 31, 2000                                             $    448,100     $     79,638     $    527,738

Comprehensive Income
     Net Income                                                              42,020           6,244            48,264

     Other Comprehensive Income
        Cumulative effect of accounting change                               13,688            2,034           15,722
        Unrealized loss on hedging activities                               (42,444)          (6,307)         (48,751)
        Reclassification adjustments recognized
           in net income above                                                7,608            1,131            8,739
                                                                       -------------    -------------    -------------
        Total Other Comprehensive Income                                    (21,148)          (3,142)         (24,290)

     Total Comprehensive Income                                              20,872            3,102           23,974
                                                                       -------------    -------------    -------------

BALANCE, DECEMBER 31, 2001                                             $    468,972     $     82,740     $    551,712

Comprehensive Income
     Net Income                                                             114,947           17,080          132,027

     Other Comprehensive Income
        Unrealized gain on hedging activities
          since beginning of period                                          33,311            4,950           38,261
        Reclassification adjustments recognized
           in net income above                                               10,717            1,593           12,310
                                                                       -------------    -------------    -------------
        Total other comprehensive income                                     44,028            6,543           50,571

     Total Comprehensive Income                                             158,975           23,623          182,598
                                                                       -------------    -------------    -------------

BALANCE, DECEMBER 31, 2002                                             $    627,947     $    106,363     $    734,310
                                                                       =============    =============    =============

        The accompanying notes are an integral part of these statements.

                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
     CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
                                 (In Thousands)

                                                                                    2002              2001              2000
                                                                                -------------     -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $    132,027      $     48,264      $     90,121

  Adjustments to reconcile net income to net cash provided by operating activities

  Depreciation and amortization                                                       90,430            93,835            95,295
  Cumulative effect of change in accounting principle                                (58,131)               --                --
  (Increase) Decrease in accounts receivable                                          48,343            55,127           (65,629)
  (Increase) decrease in gas inventory                                                   133            (5,225)             (996)
  (Increase) decrease in unamortized property taxes                                   (1,730)             (415)              599
  (Increase) decrease in broker margin accounts and prepaid expenses                  31,049           (26,587)           (1,817)
  Increase in derivative assets                                                      (20,444)               --                --
  Decrease in prepaid gas costs, materials and supplies                                1,376             8,414               760
  (Increase) decrease in accounts payable and accrued liabilities                      8,774           (43,704)           33,040
  Decrease in interest payable                                                        (3,948)           (7,082)           (8,703)
 (Decrease) increase in other non-current liabilities                                    (24)              245               381
                                                                                -------------     -------------     -------------
    Net cash provided by operating activities                                        227,855           122,872           143,051
                                                                                -------------     -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant modifications and purchases of plant and equipment                           (29,529)          (30,530)          (33,082)
                                                                                -------------     -------------     -------------
    Net cash used in investing activities                                            (29,529)          (30,530)          (33,082)
                                                                                --------------    -------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of financing obligation                                                 (182,084)         (155,632)         (139,095)
  Debt refinancing costs                                                                  --                --            (6,388)
  Maturity of restricted investment securities held-to-maturity                      377,192           538,327           282,091
  Purchase of restricted investment securities held-to-maturity                     (374,426)         (539,918)         (282,164)
                                                                                --------------    -------------     -------------
    Net cash used in financing activities                                           (179,318)         (157,223)         (145,556)
                                                                                --------------    -------------     -------------

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH -
  CURRENT                                                                             19,008           (64,881)          (35,587)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - CURRENT, AT BEGINNING
  OF PERIOD                                                                          141,417           206,298           241,885
                                                                                --------------    -------------     -------------

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - CURRENT, AT END OF PERIOD          $    160,425      $    141,417      $    206,298
                                                                                ==============    =============     =============


        The accompanying notes are an integral part of these statements.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)   THE PARTNERSHIP AND ASSOCIATED RISKS

      MCV was organized to construct, own and operate a combined-cycle, gas-fired cogeneration facility (the "Facility") located in Midland, Michigan. MCV was formed on January 27, 1987, and the Facility began commercial operation in 1990.

      In 1992, MCV acquired the outstanding common stock of PVCO Corp., a previously inactive company. MCV and PVCO Corp. entered into a partnership agreement to form MCV Gas Acquisition General Partnership ("MCV GAGP") for the purpose of buying and selling natural gas on the spot market and other transactions involving natural gas activities. Currently, MCV GAGP is not actively engaged in any business activity.


      The Facility was originally designed to provide approximately 1370 megawatts ("MW") of electricity and approximately 1.5 million pounds of process steam per hour. Subsequent improvements to the Facility have increased net electrical generating capacity to approximately 1500 MW. MCV has entered into three principal energy sales agreements. MCV has contracted to (i) supply up to 1240 MW of electric capacity ("Contract Capacity") to Consumers Energy Company ("Consumers") under the Power Purchase Agreement ("PPA"), for resale to its customers, (ii) supply electricity and steam to The Dow Chemical Company ("Dow") under the Steam and Electric Power Agreement ("SEPA") and (iii) supply steam to Dow Corning Corporation ("DCC") under the Steam Purchase Agreement ("SPA"). From time to time, MCV enters into other sales agreements for the sale of excess capacity and/or energy available above MCV's internal use and obligations under the PPA, SEPA and SPA. Results of operations are primarily dependent on successfully operating the Facility at or near contractual capacity levels and on Consumers' ability to perform its obligations under the PPA with MCV. Sales pursuant to the PPA have historically accounted for over 90% of MCV's revenues.

      The PPA permits Consumers, under certain conditions, to reduce the capacity and energy charges payable to MCV and/or to receive refunds of capacity and energy charges paid to MCV if the Michigan Public Service Commission ("MPSC") does not permit Consumers to recover from its customers the capacity and energy charges specified in the PPA (the "regulatory-out" provision). Until September 15, 2007, however, the capacity charge may not be reduced below an average capacity rate of 3.77 cents per kilowatt hour for the available Contract Capacity notwithstanding the "regulatory-out" provision. Consumers and MCV are required to support and defend the terms of the PPA.

      The Facility is a qualifying cogeneration facility ("QF") originally certified by the Federal Energy Regulatory Commission ("FERC") under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). In order to maintain QF status, certain operating and efficiency standards must be maintained on a calendar-year basis and certain ownership limitations must be met. In the case of a topping-cycle generating plant such as the Facility, the applicable operating standard requires that the portion of total energy output that is put to some useful purpose other than facilitating the production of power (the "Thermal Percentage") be at least 5%. In addition, the Facility must achieve a PURPA efficiency standard (the sum of the useful power output plus one-half of the useful thermal energy output, divided by the energy input (the "Efficiency Percentage")) of at least 45%. If the Facility maintains a Thermal Percentage of 15% or higher, the required Efficiency Percentage is reduced to 42.5%. Since 1990, the Facility has achieved the applicable Thermal and Efficiency Percentages. For the twelve months ended December 31, 2002, the Facility achieved a Thermal Percentage of 18.6% and a PURPA Efficiency Percentage of 47.0%. The loss of QF status could, among other things, cause the Facility to lose its rights under PURPA to sell power to Consumers at Consumers' "avoided cost" and subject the Facility to additional federal and state regulatory requirements. MCV believes that the Facility will meet the required Thermal and the corresponding Efficiency Percentages in 2003 and beyond, as well as the PURPA ownership limitations.

      The Facility is wholly dependent upon natural gas for its fuel supply and a substantial portion of the Facility's operating expenses consist of the costs of natural gas. MCV recognizes that its existing gas contracts are not sufficient to satisfy the anticipated gas needs over the term of the PPA and, as such, no assurance can be given as to the availability or price of natural gas after the expiration of the existing gas contracts. In addition, to the extent that the costs associated with production of electricity rise faster than the energy charge payments,

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      MCV's financial performance will be negatively affected. The amount of such impact will depend upon the amount of the average energy charge payable under the PPA, which is based upon costs incurred at Consumers' coal-fired plants and upon the amount of energy scheduled by Consumers for delivery under the PPA. However, given the unpredictability of these factors, the overall economic impact upon MCV of changes in energy charges payable under the PPA and in future fuel costs under new or existing contracts cannot accurately be predicted.

      At both the state and federal level, efforts continue to restructure the electric industry. A significant issue to MCV is the potential for future regulatory denial of recovery by Consumers from its customers of above market PPA costs Consumers pays MCV. At the state level, the MPSC entered a series of orders from June 1997 through February 1998 (collectively the "Restructuring Orders"), mandating that utilities "wheel" third-party power to the utilities' customers, thus permitting customers to choose their power provider. MCV, as well as others, filed an appeal in the Michigan Court of Appeals to protect against denial of recovery by Consumers of PPA charges. The Michigan Court of Appeals found that the Restructuring Orders do not unequivocally disallow such recovery by Consumers and, therefore, MCV's issues were not ripe for appellate review and no actual controversy regarding recovery of costs could occur until 2008, at the earliest. In June 2000, the State of Michigan enacted legislation which, among other things, states that the Restructuring Orders (being voluntarily implemented by Consumers) are in compliance with the legislation and enforceable by the MPSC. The legislation provides that the rights of parties to existing contracts between utilities (like Consumers) and QFs (like MCV), including the rights to have the PPA charges recovered from customers of the utilities, are not abrogated or diminished, and permitted utilities to securitize certain stranded costs including PPA charges.

      In 1999, the U.S. District Court granted summary judgment to MCV declaring that the Restructuring Orders are preempted by federal law to the extent they prohibit Consumers from recovering from its customers any charge for avoided costs (or "stranded costs") to be paid to MCV under PURPA pursuant to the PPA. In 2001, the United States Court of Appeals ("Appellate Court") vacated the U.S. District Court's 1999 summary judgment and ordered the case dismissed based upon a finding that no actual case or controversy existed for adjudication between the parties. The Appellate Court determined that the parties' dispute is hypothetical at this time and the QFs' (including MCV) claims are premised on speculation about how an order might be interpreted by a future MPSC.

      MCV continues to monitor and participate in these industry restructuring matters as appropriate, and to evaluate potential impacts on both cash flows and recoverability of the carrying value of property, plant and equipment. MCV Management cannot, at this time, predict the impact or outcome of these matters.


(2)   SIGNIFICANT ACCOUNTING POLICIES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a discussion of MCV's significant accounting policies.

      Principles of Consolidation

      The consolidated financial statements include the accounts of MCV and its wholly owned subsidiaries. All material transactions and balances among entities, which comprise MCV, have been eliminated in the consolidated financial statements.

      Revenue Recognition

      MCV recognizes revenue for the sale of variable energy and fixed energy when delivered. Capacity and other installment revenues are recognized based on plant availability or other contractual arrangements.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      Fuel Costs

      MCV's fuel costs are those costs associated with securing natural gas, transportation and storage services necessary to generate electricity and steam from the Facility. These costs are recognized in the income statement based upon actual volumes burned to produce the delivered energy. In addition, MCV engages in certain cost mitigation activities to offset the fixed charges MCV incurs for these activities. The gains or losses resulting from these activities have resulted in net gains of approximately $3.9 million, $5.5 million and $6.1 million for the years ended 2002, 2001 and 2000, respectively. These net gains are reflected as a component of fuel costs.

      Beginning in July 2000, in response to the rapidly escalating cost of natural gas, MCV and Consumers agreed to reduce the dispatch level of the Facility, from time to time. In the event of reduced dispatch, MCV agreed to share the savings realized by not having to generate the electricity. For the twelve months ended December 31, 2002 and December 31, 2001, MCV estimates that these electric dispatch reduction transactions resulted in net savings of approximately $2.5 million and $7.6 million, respectively, a portion of which will be realized in reduced maintenance expenditures in future years. MCV anticipates entering into similar transactions in the future to mitigate the impact of high market gas prices, if circumstances warrant such use.

      Inventory

      MCV's inventory of natural gas is stated at the lower of cost or market, and valued using the last-in, first-out ("LIFO") method. Inventory includes the costs of purchased gas, variable transportation and storage. The amount of reserve to reduce inventories from first-in, first-out ("FIFO") basis to the LIFO basis at December 31, 2002 and 2001, was $7.4 million and $6.8 million, respectively. Inventory cost, determined on a FIFO basis, approximates current replacement cost.

      Materials and Supplies

      Materials and supplies are stated at the lower of cost or market using the weighted average cost method.

      Depreciation

      Plant, equipment and pipeline are valued at cost for new construction and at the asset transfer price for purchased and contributed assets, and are depreciated using the straight-line method over an estimated useful life of 3 to 35 years. Major renewals and replacements, which extend the useful life of plant and equipment are capitalized, while maintenance and repairs are expensed when incurred. Major equipment overhauls are capitalized and amortized to the next equipment overhaul. Personal property is depreciated using the straight-line method over an estimated useful life of 3 to 15 years. The cost to remove an asset is assumed to equal the proceeds of any asset disposition. The cost of assets and related accumulated depreciation are removed from the accounts when sold or retired, and any resulting gain or loss reflected in operating income.

      Federal Income Tax

      MCV is not subject to Federal or State income taxes. Partnership earnings are taxed directly to each individual partner.

      Statement of Cash Flows

      All liquid investments purchased with a maturity of three months or less at time of purchase are considered to be current cash equivalents.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents and short-term investments approximate fair value because of the short maturity of these instruments. MCV's short-term investments, which are made up of investment securities held-to-maturity, as of December 31, 2002 and December 31, 2001 have original maturity dates of approximately one year or less. The unique nature of the negotiated financing obligation discussed in Note 5 makes it unnecessary to estimate the fair value of the Owner Participants' underlying debt and equity instruments supporting such financing obligation, since SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" does not require fair value accounting for the lease obligation.

      Accounting for Derivative Instruments and Hedging Activities

      Effective January 1, 2001, MCV adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was issued in June 1998 and then amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133" and SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - An amendment of FASB Statement No. 133" (collectively referred to as "SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges in some cases allows a derivative's gains and losses to offset related results on the hedged item in the income statement or permits recognition of the hedge results in other comprehensive income, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

         Electric Sales Agreements

         MCV believes that its electric sales agreements currently do not qualify as derivatives under SFAS No. 133, due to the lack of an active energy market in the State of Michigan, as defined by SFAS No. 133, and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio and as such does not record the fair value of these contracts on its balance sheet. If a market develops in the future, MCV may be required to account for these contracts as derivatives.

         Forward Foreign Exchange Contracts

         An amended service agreement was entered into between MCV and Alstom Power Company ("Alstom") (the "Amended Service Agreement"), under which Alstom will provide hot gas path parts for MCV's twelve gas turbines through the ninth series of major gas turbine generator ("GTG") inspections, which are expected to be completed by year-end 2008. The payments due to Alstom under the Amended Service Agreement are adjusted annually based on the U.S. dollar to Swiss franc currency exchange rate.

         To manage this currency exchange rate risk and hedge against adverse currency fluctuations impacting the payments under the Amended Service Agreement, MCV maintains a foreign currency hedging program. Under this program, MCV periodically enters into forward purchase contracts for Swiss francs. Under SFAS No. 133, the forward foreign currency exchange contracts qualify as fair value hedges, since they hedge the identifiable foreign currency commitment of the Amended Service Agreement. The gains and losses on these forward contracts, as well as the change in value of the firm commitment, are to be recognized currently in earnings. Since the currency, notional amounts and maturity dates on the hedged transactions and forward contracts essentially match, the January 1, 2001 adoption of SFAS No. 133 resulted in an immaterial cumulative effect accounting change and is expected to have an immaterial earnings impact on an ongoing basis. The final gains and losses on these transactions, accounted for as hedges, will be included in the measurement of the underlying capitalized major renewal costs when incurred. As of December 31, 2002 and December 31, 2001, MCV had forward purchase contracts involving Swiss Francs in the notional amount of $5.0 million and $10.0 million, respectively, these hedges are considered highly effective, therefore, there is no material gain or loss recognized during the periods ended December 31, 2002 and December 31, 2001.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


         Natural Gas Supply Contracts

         MCV Management believes that its long-term natural gas contracts, which do not contain volume optionality, qualify under SFAS No. 133 for the normal purchases and normal sales exception. Therefore, these contracts are currently not recognized at fair value on the balance sheet.

         The FASB issued DIG Issue C-16, which became effective April 1, 2002, regarding natural gas commodity contracts that combine an option component and a forward component. This guidance requires either that the entire contract be accounted for as a derivative or the components of the contract be separated into two discrete contracts. Under the first alternative, the entire contract considered together would not qualify for the normal purchases and sales exception under the revised guidance. Under the second alternative, the newly established forward contract could qualify for the normal purchases and sales exception, while the option contract would be treated as a derivative under SFAS No. 133 with changes in fair value recorded through earnings. At April 1, 2002, MCV had nine long-term gas contracts that contained both an option and forward component. As such, they were no longer accounted for under the normal purchases and sales exception and MCV began mark-to-market accounting of these nine contracts through earnings. Based on the natural gas prices, at the beginning of April 2002, MCV recorded a $58.1 million gain for the cumulative effect of this accounting change. As of December 31, 2002, MCV recorded in "Fuel costs" an additional $21.9 million net mark-to-market gain in earnings, associated with these contracts and "Derivative assets" in Current Assets and Other Assets in the amounts of $48.9 million and $31.0 million, respectively, representing the mark-to-market gain on these long term contracts. During the fourth quarter, MCV removed the option component from three of the nine long term gas contracts discussed above, which should reduce the earnings volatility. MCV expects future earnings volatility on the six remaining long term contracts that contain volume optionality, since changes to this mark-to-market gain will be recorded on a quarterly basis during the remaining life of approximately five years for these gas contracts.

         Natural Gas Supply Futures and Options

         To manage market risks associated with the volatility of natural gas prices, MCV maintains a gas hedging program. MCV enters into natural gas futures and option contracts in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being utilized principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize MCV's existing gas supply, storage and transportation arrangements.

         These financial instruments are derivatives under SFAS No. 133 and the contracts that are utilized to secure the anticipated natural gas requirements necessary for projected electric and steam sales qualify as cash flow hedges under SFAS No. 133, since they hedge the price risk associated with the cost of natural gas. MCV also engages in cost mitigation activities to offset the fixed charges MCV incurs in operating the Facility. These cost mitigation activities include the use of futures and options contracts to purchase and/or sell natural gas to maximize the use of the transportation and storage contracts when it is determined that they will not be needed for Facility operation. Although these cost mitigation activities do serve to offset the fixed monthly charges, these cost mitigation activities are not considered a normal course of business for MCV and do not qualify as hedges under SFAS No. 133. Therefore, the resulting mark-to-market gains and losses from cost mitigation activities are flowed through MCV's earnings.

         Cash is deposited with the broker in a margin account at the time futures or options contracts are initiated. The change in market value of these contracts requires adjustment of the margin account balances. The margin balance, recorded as a current asset in "Broker margin accounts and prepaid expenses," was $.8 million and $32.0 million as of December 31, 2002 and December 31, 2001, respectively.

         Upon the January 1, 2001 adoption of SFAS No. 133, under the transaction rules, the cumulative effect accounting gain related to the fair value of the derivative instruments held for cost mitigation activities and derivatives that do not qualify for hedge accounting, were reflected in other comprehensive income based on previous hedging relationships. These futures and options totaled 1.9 billion cubic feet ("Bcf") with a total fair value loss of $2.2 million. Fair value changes in these contracts were recognized currently in income and the amount reflected in other comprehensive income was reclassified to income when the

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


         original underlying transactions occurred during the first quarter of 2001. The adoption of SFAS No. 133 resulted in a total cumulative effect accounting gain, including cost mitigation activities of $15.7 million, which was recognized in other comprehensive income.

         For the twelve month period ended December 31, 2002, MCV has recognized in other comprehensive income, an unrealized $50.6 million increase on the futures contracts, which are hedges of forecasted purchases for plant use of market priced gas. This resulted in a net $26.3 million gain balance in other comprehensive income as of December 31, 2002. This balance represents natural gas futures and options with maturities ranging from January 2003 to December 2005, of which $20.3 million of this gain is expected to be reclassified into earnings within the next twelve months. MCV also has recorded, as of December 31, 2002, a $24.9 million derivative asset in "Derivative assets," representing the mark-to-market gain on natural gas futures for anticipated projected electric and steam sales accounted for as hedges. In addition, for the twelve months ended December 31, 2002, MCV has recorded a net $12.2 million loss in earnings from hedging activities related to MCV natural gas requirements for Facility operations and a net $.4 million gain in earnings from cost mitigation activities. For the twelve months ended December 31, 2001, MCV recognized an unrealized $40.0 million decrease in other comprehensive income on the futures contracts, which are hedges of forecasted purchases for plant use of market priced gas, resulting in a $24.3 million loss in other comprehensive income as of December 31, 2001. As of December 31, 2001, the outstanding derivative liability in "Accounts payable and accrued liabilities" was $22.6 million. For the twelve months ended December 31, 2001, MCV had recorded a net $6.6 million loss in earnings from hedging activities related to MCV natural gas requirements for Facility operations, which includes a $.4 million gain which was reclassified into earnings as a result of the discontinuance of several cash flow hedges since it was probable that the original forecasted transaction would not occur. In addition, for the twelve months ended December 31, 2001, MCV has recorded a net $1.0 million loss in earnings from cost mitigation activities.

         In addition, MCV had two long-term natural gas supply contracts with affiliates of the Enron Corporation ("Enron"), which had filed voluntary bankruptcy petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2001. Both of these contracts had been accounted for under SFAS No. 133 as normal purchases exempt from mark to market accounting under the normal purchases and normal sales exception. In December 2001, due to the uncertain nature of the future viability of these contracts, MCV expensed $8.2 million of unamortized prepaid gas costs associated with one of the Enron contracts, which was subsequently terminated during the bankruptcy proceedings.

         Interest Rate Swaps

         To manage the effects of interest rate volatility on interest income while maximizing return on permitted investments, MCV established an interest rate hedging program. The notional amounts of the hedges are tied directly to MCV's anticipated cash investments, without physically exchanging the underlying notional amounts. Cash is deposited with the broker in a margin account at the time the interest rate swap transactions are initiated. The change in market value of these contracts may require further adjustment of the margin account balance. The margin balance recorded as a current asset in "Broker margin accounts and prepaid expenses," was approximately $25,000 and $30,000 for the periods ending December 31, 2002 and December 31, 2001, respectively.

         As of December 31, 2002 and December 31, 2001, MCV did not have any interest rate swap transactions outstanding which qualified for cash flow hedge accounting. The January 1, 2001 adoption of SFAS No. 133 resulted in an immaterial cumulative effect accounting change gain recognized in other comprehensive income, and for the twelve months ended December 31, 2001, MCV recorded a gain of approximately $.1 million in earnings for the cash flow hedging activity.

         MCV has one interest rate swap, with a notional amount of $20 million with a period of performance that extended to December 1, 2002, which did not qualify as a hedge under SFAS No. 133. The gains and losses on this swap are recorded currently in earnings. For the twelve months ended December 31, 2002 and 2001, MCV recorded a $.1 million loss and a $1.1 million gain in earnings, respectively.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      New Accounting Rules

      In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which provides accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This is done by capitalizing the estimated asset retirement cost which will then be depreciated over the life of the asset. This standard is effective for fiscal years beginning after June 15, 2002. MCV has reviewed its current commitments and key contracts to operate the MCV Facility. Based on this review, MCV finds no material asset retirement obligations that need to be accrued upon the adoption of this standard.

      In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business." SFAS No. 144, amends accounting and reporting standards for the disposal of segments of a business and addresses various issues related to the accounting for impairments or disposals of long-lived assets. The standard is effective beginning January 1, 2002. At this time, MCV does not anticipate this standard will have a significant impact on MCV's financial position.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees and standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions of FIN 45 related to recognizing a liability at inception of the guarantee do not apply to product warranties or guarantees accounted for as derivatives. The initial recognition and initial measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements for periods ending after December 15, 2002. As new contracts are entered into, MCV will review and determine whether any such guarantees exist that are required to be recorded in the consolidated financial statements. MCV's guarantees are disclosed herein.

      On January 17, 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). The primary objective of FIN 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities (VIEs). Although the FASB's initial focus was on special-purpose entities ("SPEs"), the final guidance applies to a wide range of entities. FIN 46 has far-reaching effects and applies to new entities that are created after the effective date, as well as applies to existing entities. Once it goes into effect, FIN 46 will be the guidance that determines (1) whether consolidation is required under the "controlling financial interest" model of Accounting Research Bulletin No. 51, Consolidated Financial Statements, or (b) other existing authoritative guidance, or, alternatively (2) whether the variable-interest model under FIN 46 should be used to account for existing and new entities. MCV believes that FIN 46 will not have a material impact on its financial statements.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


(3) RESTRICTED CASH AND CASH EQUIVALENTS AND INVESTMENT SECURITIES HELD-TO-MATURITY

      Current and non-current restricted cash and cash equivalents consist of the following at December 31 (in thousands):

          Current:                                                                2002                  2001
          -------                                                            --------------        --------------
          Funds restricted for plant modifications                           $          --         $         787
                                                                             ==============        ==============

          Non-current:
          -----------
          Funds restricted for rental payments pursuant to
            the Overall Lease Transaction                                    $     136,554         $     139,301

          Funds restricted for management non-qualified
            plans                                                                    2,147                 2,166
                                                                             --------------        --------------

          Total                                                              $     138,701         $     141,467
                                                                             ==============        ==============

(4)   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts payable and accrued liabilities consist of the following at December 31 (in thousands):

                                                                                  2002                  2001
                                                                             --------------        --------------
          Accounts payable
             Related parties                                                 $      12,224         $      10,918
             Trade creditors                                                        27,935                24,678
          Property and single business taxes                                        14,842                12,946
          Other                                                                      3,079                25,054
                                                                             --------------        --------------

          Total                                                              $      58,080         $      73,596
                                                                             ==============        ==============

(5)   LONG-TERM DEBT

      Long-term debt consists of the following at December 31 (in thousands):

                                                                                  2002                  2001
                                                                             --------------        --------------
          Financing obligation, maturing through 2015,
          payable in semi-annual installments of
          principal and interest, collateralized by
          property, plant and equipment                                      $   1,247,149         $   1,429,233


          Less current portion                                                     (93,928)             (186,173)
                                                                             --------------        --------------

          Total long-term debt                                               $   1,153,221         $   1,243,060
                                                                             ==============        ==============

      Financing Obligation

      In June 1990, MCV obtained permanent financing for the Facility by entering into sale and leaseback agreements ("Overall Lease Transaction") with a lessor group, related to substantially all of MCV's fixed assets. Proceeds of the financing were used to retire borrowings outstanding under existing loan

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      commitments, make a capital distribution to the Partners and retire a portion of notes issued by MCV to MEC Development Corporation ("MDC") in connection with the transfer of certain assets by MDC to MCV. In accordance with SFAS No. 98, "Accounting For Leases," the sale and leaseback transaction has been accounted for as a financing arrangement.

      The financing obligation utilizes the effective interest rate method, which is based on the minimum lease payments required through the end of the basic lease term of 2015 and management's estimate of additional anticipated obligations after the end of the basic lease term. The effective interest rate during the remainder of the basic lease term is approximately 9.4%.

      Under the terms of the Overall Lease Transaction, MCV sold undivided interests in all of the fixed assets of the Facility for approximately $2.3 billion, to five separate owner trusts ("Owner Trusts") established for the benefit of certain institutional investors ("Owner Participants"). U.S. Bank National Association (formerly known as State Street Bank and Trust Company) serves as owner trustee ("Owner Trustee") under each of the Owner Trusts, and leases undivided interests in the Facility on behalf of the Owner Trusts to MCV for an initial term of 25 years. CMS Midland Holdings Company ("CMS Holdings"), currently a wholly owned subsidiary of Consumers, acquired a 35% indirect equity interest in the Facility through its purchase of an interest in one of the Owner Trusts.

      The Overall Lease Transaction requires MCV to achieve certain rent coverage ratios and other financial tests prior to a distribution to the Partners. Generally, these financial tests become more restrictive with the passage of time. Further, MCV is restricted to making permitted investments and incurring permitted indebtedness as specified in the Overall Lease Transaction. The Overall Lease Transaction also requires filing of certain periodic operating and financial reports, notification to the lessors of events constituting a material adverse change, significant litigation or governmental investigation, and change in status as a qualifying facility under FERC proceedings or court decisions, among others. Notification and approval is required for plant modification, new business activities, and other significant changes, as defined. In addition, MCV has agreed to indemnify various parties to the sale and leaseback transaction against any expenses or environmental claims asserted, or certain federal and state taxes imposed on the Facility, as defined in the Overall Lease Transaction.

      On June 15, 2000, MCV closed on the sale of $200 million of tax-exempt bonds, the proceeds of which were used on July 24, 2000 to refund a like amount of previously issued tax-exempt bonds. This refinancing activity has reduced the amount of interest expense over the remaining life of the tax-exempt bonds.

      Under the terms of the Overall Lease Transaction, approximately $18.6 million of transaction costs were a liability of MCV and have been recorded as a deferred cost. Financing costs incurred with the issuance of debt are deferred and amortized using the interest method over the remaining portion of the 25-year lease term. In 2000, MCV also incurred approximately $6.4 million of debt refinancing fees associated with the refinancing of the tax-exempt bonds. Deferred financing costs of approximately $1.5 million, $1.7 million and $1.4 million were amortized in the years 2002, 2001 and 2000, respectively.

      Interest and fees incurred related to long-term debt arrangements during 2002, 2001 and 2000 were $118.3 million, $124.6 million and $142.5 million, respectively. In addition, as of December 31, 2000, MCV has expensed approximately $3.0 million of costs associated with MCV's refinancing of its tax-exempt bonds.

      Interest and fees paid during 2002, 2001 and 2000 were $122.1 million, $131.7 million and $151.3 million, respectively.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      Minimum payments due under these long-term debt arrangements over the next five years are (in thousands):

                                                         Principal        Interest           Total
                                                        -------------   -------------     ------------
                    2003                                $    93,928     $   114,963       $   208,891
                    2004                                    134,576         108,233           242,809
                    2005                                     76,547          97,836           174,383
                    2006                                     63,459          92,515           155,974
                    2007                                     62,916          87,988           150,904
                                                        -------------   -------------     ------------

                                                        $   431,426       $ 501,535       $   932,961
                                                        =============   =============     ============

      Revolving Credit Agreement

      MCV has also entered into a revolving credit agreement with the Bank of Montreal ("Working Capital Lender"), which expires August 29, 2003. Under the terms of the existing agreement, MCV can borrow up to the $50 million commitment, in the form of short-term borrowings or letters of credit collateralized by MCV's natural gas inventory and earned receivables. At any given time, borrowings and letters of credit are limited by the amount of the borrowing base, defined as 90% of earned accounts receivable and 50% of natural gas inventory. During 2002, MCV did not utilize the Working Capital Facility, except for letters of credit associated with normal business practice. At December 31, 2002, MCV had no outstanding borrowings or letters of credit.

      Intercreditor Agreement

      MCV has also entered into an Intercreditor Agreement with the Owner Trustee, Working Capital Lender, U.S. Bank National Association as Collateral Agent ("Collateral Agent") and the Senior and Subordinated Indenture Trustees. Under the terms of this agreement, MCV is required to deposit all revenues derived from the operation of the Facility with the Collateral Agent for purposes of paying operating expenses and rent. In addition, these funds are required to pay construction modification costs and to secure future rent payments. As of December 31, 2002, MCV has deposited $136.6 million into the reserve account. The reserve account is to be maintained at not less than $40 million nor more than $137 million (or debt portion of next succeeding basic rent payment, whichever is greater). Excess funds in the reserve account are periodically transferred to MCV. This agreement also contains provisions governing the distribution of revenues and rents due under the Overall Lease Transaction, and establishes the priority of payment among the Owner Trusts, creditors of the Owner Trusts, creditors of MCV and the Partnership.

(6)   COMMITMENTS AND OTHER AGREEMENTS

      MCV has entered into numerous commitments and other agreements related to the Facility. Principal agreements are summarized as follows:

      Power Purchase Agreement

      MCV and Consumers have executed the PPA for the sale to Consumers of a minimum amount of electricity, subject to the capacity requirements of Dow and any other permissible electricity purchasers. Consumers has the right to terminate and/or withhold payment under the PPA if the Facility fails to achieve certain operating levels or if MCV fails to provide adequate fuel assurances. In the event of early termination of the PPA, MCV would have a maximum liability of approximately $270 million if the PPA were terminated in the 12th through 24th years. The term of this agreement is 35 years from the commercial operation date and year-to-year thereafter.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      Steam and Electric Power Agreement

      MCV and Dow executed the SEPA for the sale to Dow of certain minimum amounts of steam and electricity for Dow's facilities.

      If the SEPA is terminated, and Consumers does not fulfill MCV's commitments as provided in the Backup Steam and Electric Power Agreement, MCV will be required to pay Dow a termination fee, calculated at that time, ranging from a minimum of $60 million to a maximum of $85 million. This agreement provides for the sale to Dow of steam and electricity produced by the Facility for terms of 25 years and 15 years, respectively, commencing on the commercial operation date and year-to-year thereafter.

      Steam Purchase Agreement

      MCV and DCC executed the SPA for the sale to DCC of certain minimum amounts of steam for use at the DCC Midland site. Steam sales under the SPA commenced in July 1996. Termination of this agreement, prior to expiration, requires the terminating party to pay to the other party a percentage of future revenues, which would have been realized had the initial term of 15 years been fulfilled. The percentage of future revenues payable is 50% if termination occurs prior to the fifth anniversary of the commercial operation date and 33-1/3% if termination occurs after the fifth anniversary of this agreement. The term of this agreement is 15 years from the commercial operation date of steam deliveries under the contract and year-to-year thereafter.

      Gas Supply Agreements

      MCV has entered into gas purchase agreements with various producers for the supply of natural gas. The current contracted volume totals 209,089 MMBtu per day annual average for 2003. As of January 1, 2003, gas contracts with U.S. suppliers provide for the purchase of 128,363 MMBtu per day while gas contracts with Canadian suppliers provide for the purchase of 80,726 MMBtu per day. Some of these contracts require MCV to pay for a minimum amount of natural gas per year, whether or not taken. The estimated minimum commitments under these contracts based on current long term prices for gas for the years 2003 through 2007 are $207.8 million, $245.7 million, $304.6 million, $312.1 million and $304.9 million, respectively. A portion of these payments may be utilized in future years to offset the cost of quantities of natural gas taken above the minimum amounts.

      Gas Transportation Agreements

      MCV has entered into firm natural gas transportation agreements with various pipeline companies. These agreements require MCV to pay certain reservation charges in order to reserve the transportation capacity. MCV incurred reservation charges in 2002, 2001 and 2000, of $35.1 million, $36.2 million and $35.6 million, respectively. The estimated minimum reservation charges required under these agreements for each of the years 2003 through 2007 are $35.1 million, $35.1 million, $33.9 million, $30.1 million and $21.7 million, respectively. These projections are based on current commitments.

      Gas Turbine Service Agreement

      MCV entered into a service agreement, as amended, with Alstom, which commenced on January 1, 1990 and will expire upon the earlier of the completion of the sixth series of major GTG inspections or December 31, 2009. Under the terms of this agreement, Alstom sold MCV an initial inventory of spare parts for the GTGs and provides qualified service personnel and supporting staff to assist MCV, to perform scheduled inspections on the GTGs, and to repair the GTGs at MCV's request. Upon termination of the Service Agreement (except for nonperformance by Alstom), MCV must pay a cancellation payment. MCV and Alstom amended the Service Agreement, effective December 31, 1993, to include the supply of hot gas path parts. Under the amended Service Agreement, Alstom provides hot gas path parts for MCV's twelve gas

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


      turbines through the fourth series of major GTG inspections, which were completed in 2002. In January 1998, MCV and Alstom amended the length of the amended Service Agreement to extend through the sixth series of major GTG inspections, which are expected to be completed by year end 2008, for a lump sum fixed price covering the entire term of the amended Service Agreement of $266.5 million (in 1993 dollars, which is adjusted based on exchange rates and Swiss inflation indices), payable on the basis of operating hours as they occur over the same period. MCV has made payments totaling approximately $161.5 million under this amended Service Agreement through December 31, 2001.

      MCV has signed a new maintenance service and parts agreement with General Electric International, Inc. ("GEII"), effective December 31, 2002 ("GEII Agreement"). GEII will provide maintenance services and hot gas path parts for MCV's twelve GTG's. The GEII Agreement, under terms and conditions similar to the MCV/Alstom Service Agreement, as described above, will cover four rounds of major GTG inspections, which are expected to be completed by the year 2015, at a savings to MCV as compared to the Service Agreement with Alstom. The GEII Agreement is expected to replace the current Alstom Service Agreement, during the first half of 2004, but in no event later than January 1, 2005. The GEII Agreement can be terminated by either party for cause or convenience. Should termination for convenience occur, a buy out amount will be paid by the terminating party with payments ranging from approximately $19.0 million to $.9 million, based upon the number of operating hours utilized since commencement of the GEII Agreement.

      Steam Turbine Service Agreement

      MCV entered into a nine year Steam Turbine Maintenance Agreement with General Electric Company effective January 1, 1995, which is designed to improve unit reliability, increase availability and minimize unanticipated maintenance costs. In addition, this contract includes performance incentives and penalties, which are based on the length of each scheduled outage and the number of forced outages during a calendar year. MCV is making monthly payments over the life of the contract, which will total $13.0 million (in 1995 dollars) over the nine year term.

      Site Lease

      In December 1987, MCV leased the land on which the Facility is located from Consumers ("Site Lease"). MCV and Consumers amended and restated the Site Lease to reflect the creation of five separate undivided interests in the Site Lease as of June 1, 1990. Pursuant to the Overall Lease Transaction, MCV assigned these undivided interests in the Site Lease to the Owner Trustees, which in turn subleased the undivided interests back to MCV under five separate site subleases.

      The Site Lease is for a term which commenced on December 29, 1987, and ends on December 31, 2035, including two renewal options of five years each. The rental under the Site Lease is $.6 million per annum, including the two five-year renewal terms.

      Gas Turbine Generator Compressor Blade Agreement

      MCV has entered into an agreement with MTS Machinery Tools & Services AG ("MTS"), effective January 18, 2002. Under this agreement MTS will redesign, manufacture and install new design compressor blades in MCV's twelve GTG's, which is expected to increase the overall electrical capacity and efficiency of each GTG. MCV has agreed to purchase one set of such blades and has the option to purchase an additional eleven sets which would be installed during the fifth series of major GTG inspections, which are expected to be completed by the third quarter of 2006. The cost of this project to upgrade all twelve GTG's, including the purchase of spare parts, is approximately $32.7 million (in 2001 dollars), payable based upon performance milestones. The first set of compressor blades is expected to be installed by the second quarter of 2003 for approximately $4.2 million.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


(7)   RETIREMENT BENEFITS

      Postretirement Health Care Plans

      In 1992, MCV established defined cost postretirement health care plans that cover all full-time employees, excluding key management. The plans provide health care credits, which can be utilized to purchase medical plan coverage and pay qualified health care expenses. Participants become eligible for the benefits if they retire on or after the attainment of age 65 or upon a qualified disability retirement, or if they have 10 or more years of service and retire at age 55 or older. The plans granted retroactive benefits for all employees hired prior to January 1, 1992. This prior service cost has been amortized to expense over a five year period. MCV annually funds the current year service and interest cost as well as amortization of prior service cost to both qualified and non-qualified trusts.

      The following table reconciles the change in the plans' benefit obligation and change in plan assets as reflected on the balance sheet as of December 31 (in thousands):

                                                                          2002               2001
                                                                      --------------     -------------
                  Change in benefit obligation:
                  Benefit obligation at beginning of year             $   2,405.1        $   1,937.6
                  Service cost                                              197.3              173.5
                  Interest cost                                             188.7              142.9
                  Unrecognized prior service cost                            --                199.0
                  Actuarial gain (loss)                                     136.6              (43.3)
                  Benefits paid during year                                  (3.5)              (4.6)
                                                                      --------------     -------------
                  Benefit obligation at end of year                       2,924.2            2,405.1
                                                                      --------------     -------------

                  Change in plan assets:
                  Fair value of plan assets at beginning of year          2,088.0            2,015.4
                  Actual return on plan assets                             (230.3)            (153.4)
                  Employer contribution                                     233.3              230.6
                  Benefits paid during year                                  (3.5)              (4.6)
                                                                      --------------     -------------
                  Fair value of plan assets at end of year                2,087.5            2,088.0
                                                                      --------------     -------------

                  Unfunded (funded) status                                  836.7              317.1
                  Unrecognized prior service cost                          (184.6)            (199.0)
                  Unrecognized net gain (loss)                             (652.1)            (118.1)
                                                                      --------------     -------------
                  Accrued benefit cost                                $      --          $      --
                                                                      ==============     =============

      Net periodic postretirement health care cost for years ending December 31, included the following components (in thousands):

                                                                  2002              2001              2000
                                                              -------------     --------------     ------------
      Components of net periodic benefit cost:
      Service cost                                            $    197.3        $    173.5         $    155.3
      Interest cost                                                188.7             142.9              134.9
      Expected return on plan assets                              (167.0)           (171.3)            (175.7)
      Amortization of unrecognized net (gain) or loss               14.3             (12.6)             (16.5)
                                                              -------------     --------------     ------------

      Net periodic benefit cost                               $    233.3        $    132.5         $     98.0
                                                              =============     ==============     ============

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


                                                                                 1-Percentage        1-Percentage
                                                                                Point Increase      Point Decrease
                                                                               ----------------    -----------------
                  Effect on total of service and interest cost components         $      54.0        $       46.2
                  Effect on postretirement benefit obligation                     $     487.5        $      321.1

      Assumptions used in accounting for the Post-Retirement Health Care Plan were as follows:

                                                                     2002               2001             2000
                                                                 --------------     -------------    --------------
              Discount rate                                          6.75%              7.25%            7.50%
              Long-term rate of return on plan assets                8.00%              8.00%            8.50%
              Inflation benefit amount
                  1998 through 2004                                  0.00%              0.00%            0.00%
                  2005 and later years                               4.00%              4.00%            4.00%

      Retirement and Savings Plans

      MCV sponsors a defined contribution retirement plan covering all employees. Under the terms of the plan, MCV makes contributions to the plan of either five or ten percent of an employee's eligible annual compensation dependent upon the employee's age. MCV also sponsors a 401(k) savings plan for employees. Contributions and costs for this plan are based on matching an employee's savings up to a maximum level. In 2002, 2001 and 2000, MCV contributed $1.2 million, $1.1 million and $1.1 million, respectively under these plans.

      Supplemental Retirement Benefits

      MCV provides supplemental retirement, postretirement health care and excess benefit plans for key management. These plans are not qualified plans under the Internal Revenue Code; therefore, earnings of the trusts maintained by MCV to fund these plans are taxable to the Partners and trust assets are included in the assets of MCV.

                          MIDLAND COGENERATION VENTURE
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


(8)   PARTNERS' EQUITY AND RELATED PARTY TRANSACTIONS

      The following table summarizes the nature and amount of each of MCV's Partner's equity interest, interest in profits and losses of MCV at December 31, 2002, and the nature and amount of related party transactions or agreements that existed with the Partners or affiliates as of December 31, 2002, 2001 and 2000, and for each of the twelve month periods ended December 31 (in thousands).


  Beneficial Owner, Equity Partner,
Type of Partner and Nature of         Equity
         Related Party                Interest  Interest  Related Party Transactions and Agreements       2002     2001       2000
------------------------------------- --------  --------  --------------------------------------------- -------- ---------  --------
CMS Energy Company
CMS Midland, Inc.                     $359,812    49.0%   Power purchase agreements                     $557,149  $550,477  $568,838
                                      ========  =======


 General Partner; wholly-owned                            Purchases under gas transportation agreements   23,552    24,059    23,295
 subsidiary of Consumers Energy                           Purchases under spot gas agreements              3,631     3,756     4,735
 Company                                                  Purchases under gas supply agreements           11,306    10,725    12,679
                                                          Gas storage agreement                            2,563     2,563     2,563
                                                          Land lease/easement agreements                     600       600       600
                                                          Accounts receivable                             44,289    48,843    43,278
                                                          Accounts payable                                 3,502     4,772     5,560
                                                          Sales under spot gas agreements                  1,084     7,107    10,521
El Paso Corporation                   $127,682    18.1%
-------------------
Source Midland Limited Partnership                        Purchase under gas transportation agreements    12,463    13,653    14,229
 ("SMLP") General Partner; owned by                       Purchases under spot gas agreement              15,655    45,130    21,563
 subsidiaries of El Paso                                  Purchases under gas supply agreement            47,136     5,912     5,248
 Corporation (1)                                          Gas agency agreement                               365     1,989     2,361
                                                          Deferred reservation charges under gas              --     7,880     6,895
                                                          purchase agreement
                                                          Accounts receivable                                523        --    11,481
                                                          Accounts payable                                 7,706     5,198    11,839
                                                          Sales under spot gas agreements                 14,007    28,451    14,815
                                                          Partner cash withdrawal (including accrued          --    56,714    50,886
                                                          interest) (2)

El Paso Midland, Inc. ("El Paso
 Midland")                              76,609    10.9    See related party activity listed under SMLP.
 General Partner; wholly-owned
 subsidiary of El Paso
 Corporation (1)

MEI Limited Partnership ("MEI")                           See related party activity listed under SMLP.
 A General and Limited Partner;
 50% interest owned by El Paso
 Midland, Inc. and 50% interest
 owned by SMLP (1)
     General Partnership Interest       63,844     9.1

      Limited Partnership Interest       6,383      .9

Micogen Limited Partnership             31,919     4.5    See related party activity listed under SMLP.
 ("MLP") Limited Partner, owned
 subsidiaries of El Paso
 Corporation (1)
                                      --------  -------

     Total El Paso Corporation        $306,437    43.5%
                                      ========  =======

The Dow Chemical Company
The Dow Chemical Company              $ 68,060     7.5%   Steam and electric power agreement              29,385    33,727    31,319
                                      ========  =======
 Limited Partner                                          Steam purchase agreement - Dow Corning Corp      3,746     3,781     3,615
                                                          (affiliate)
                                                          Purchases under demineralized water supply       6,605     6,913     6,570
                                                          agreement
                                                          Accounts receivable                              3,635     3,191     3,536
                                                          Accounts payable                                 1,016       948       745
                                                          Standby and backup fees                            734       696       676
Alanna Corporation                                        Sales of gas under tolling agreement             6,442        --        --
------------------
Alanna Corporation                    $   1(3)  .00001%
                                      ========  =======
  Limited Partner; wholly-owned                           Note receivable                                      1         1         1
  subsidiary of Alanna Holdings
  Corporation

Footnotes to Partners' Equity and Related Party Transactions

(1) On January 29, 2001, El Paso Corporation ("El Paso") announced that it had completed its merger with The Coastal Corporation ("Coastal"). Coastal was the previous parent company of El Paso Midland (formerly known as Coastal Midland, Inc.), SMLP, MLP and, through SMLP, MEI. After the merger, Coastal became a wholly-owned subsidiary of El Paso and has changed its name to El Paso CGP Company.
(2) A letter of credit has been issued and recorded as a note receivable from El Paso Midland, this amount includes their share of cash available, as well as, cash available to MEI, MLP and SMLP.
(3) Alanna's capital stock is pledged to secure MCV's obligation under the lease and other overall lease transaction documents.

                            SUPPLEMENTAL INFORMATION


Supplemental information is to be furnished with reports filed pursuant to
Section 15 (d) of the Act by registrants, which have not registered securities pursuant to Section 12 of the Act. No such annual report or proxy statement has been sent to security holders.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        MIDLAND COGENERATION VENTURE
                                            LIMITED PARTNERSHIP



Date: March 25, 2003                    By  /s/ James M. Kevra
                                           -------------------------------------
                                                      James M. Kevra
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature                                      Title                                        Date
---------                                      -----                                        ----


/s/ James M. Kevra                             President and Chief Executive Officer        March 25, 2003
---------------------------------------        (Principal Executive Officer)
James M. Kevra




/s/ James M. Rajewski                          Chief Financial Officer                      March 25, 2003
---------------------------------------        Vice President and Controller
James M. Rajewski                              (Principal Accounting Officer)




/s/ John J. O'Rourke                           Chairman, Management Committee               March 25, 2003
---------------------------------------
John J. O'Rourke



/s/ David W. Joos                              Member, Management Committee                 March 25, 2003
---------------------------------------
David W. Joos

                                 CERTIFICATIONS

I, James M. Kevra, certify that:

     1. I have reviewed this annual report on Form 10-K of Midland Cogeneration Venture Limited Partnership;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

               a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

               b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

               c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

               a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

               b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  March 25, 2003



 /s/ James M. Kevra
-------------------------------------
James M. Kevra
President and Chief Executive Officer

I, James M. Rajewski, certify that:

     1. I have reviewed this annual report on Form 10-K of Midland Cogeneration Venture Limited Partnership;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

               a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

               d) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

               e) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

               b) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

               c) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  March 25, 2003



 /s/ James M. Rajewski
-----------------------------------------------
James M. Rajewski
Chief Financial Officer, Vice President and Controller